Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Oxbridge Re Highlights Growth in Tokenized Reinsurance, Strategic Partnerships, and Reports Q1 2025 Results

GRAND CAYMAN, Cayman Islands (May 12, 2025) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), which together with its subsidiary SurancePlus is engaged in the business of tokenized Real-World Assets (“RWAs”), initially in the form of tokenized reinsurance securities, and reinsurance business solutions to property and casualty casualty - bridging the gap between the SEC, blockchain, and tokenization. The company today, reported its results for the three months ended March 31, 2025.

“As the first Nasdaq-listed company to issue a tokenized security in reinsurance, Oxbridge Re, through SurancePlus, is transforming access to this asset class,” said Jay Madhu, Chairman and CEO of Oxbridge Re. “We are proud of our progress and remain focused on expanding SurancePlus, democratizing access to reinsurance with a commitment to transparency and compliance.”

The Company recently signed a Memorandum of Understanding (MOU) with Plume, a blockchain platform managing over $4.5 billion in assets and serving 18 million unique addresses. This partnership represents a significant opportunity to enhance distribution, while Oxbridge Re continues to explore additional partnerships to further broaden its reach.

SurancePlus is also highlighting its previously launched 2025–2026 tokenized reinsurance offerings, which provide a diverse range of investment opportunities. These offerings include a balanced-yield product targeting a 20% annual return, designed for investors seeking stable, attractive yields with moderate risk, and a high-yield option targeting a 42% annual return. These options broaden the investor base, offering both risk-averse and high-return-seeking investors a compliant, blockchain-powered pathway to participate in the reinsurance sector.

The company actively participated in major global tokenization and blockchain events, including Consensus 2024 in Austin, Texas, Token2049 in Singapore, and Token2049 in Dubai. These forums provided an opportunity to showcase SurancePlus, strengthen industry relationships, and explore collaborative opportunities with leading blockchain platforms.

“Supported by a strong balance sheet and a disciplined approach, we are well-positioned to capitalize on emerging opportunities in the RWA sector,” added Madhu. “Looking ahead, we remain committed to scaling SurancePlus with integrity, innovation, and a focus on long-term value creation.”

Financial Performance

Net premiums earned for the quarter ended March 31, 2025 increased to $595,000 from $549,000 for the quarter ended March 31, 2024. The increase is due to the rates on contracts that were in force in the quarter ended March 31, 2025 when compared to the contracts in force in the prior period.

For the three months ended March 31, 2025, the Company generated net loss of $139,000 or ($0.02) per basic and diluted loss per share compared to net loss of $905,000 or ($0.15) per basic and diluted earnings per share, for the quarter ended March 31, 2024. The decrease in net loss is primarily due to the positive change in the fair value of equity securities and sale of investments in Jet.AI during the quarter ended March 31, 2025 when compared with the prior period.

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For the three months ended March 31, 2025, total expenses, including policy acquisition costs and general and administrative expenses, increased to $570,000 from $548,000 for the quarter ended March 31, 2024. The increase is primarily due to the value stock-based compensation incurred during the three-month period ending March 31, 2025 as a result of higher share price on grant date.

As of March 31, 2025, our restricted cash, and cash equivalents increased by $3.7 million, or 62.85%, to $9.6 million, from $5.9 million as of December 31, 2024. The increase is primarily due to premium deposits made during the three months ending March 31, 2025 as well the completion of a registered direct offering that generated $2.7 million net of expenses.

Financial Ratios

Loss Ratio. The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business. The loss ratio remained consistent at 0% for the quarter end March 31, 2025 compared with the quarter ended March 31, 2024.

Acquisition Cost Ratio. The acquisition cost ratio is the ratio of policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio measures our operational efficiency in producing, underwriting and administering our reinsurance business.

The acquisition cost ratio remained consistent at 10.9% for the quarter end March 31, 2025 compared with the quarter ended March 31, 2024.

Expense Ratio. The expense ratio is the ratio of policy acquisition costs and general and administrative expenses to net premiums earned. We use the expense ratio to measure our operating performance. The expense ratio decreased marginally from 99.8% for the three-month period ended March 31, 2024 to 95.8% for the three-month period ended March 31, 2025. The decrease is due to higher net premiums earned during the three-month period ended March 31, 2025, when compared with the prior period.

Combined ratio. We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the expense ratio. The combined ratio decreased marginally from 99.8% for the three-month period ended March 31, 2024 to 95.8% for the three-month period ended March 31, 2025. The decrease is due to higher net premiums earned during the three-month period ended March 31, 2025, when compared with the prior period.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. The Company’s President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below.

Date: May 12, 2025

Time: 4.30 p.m. Eastern time

Toll-free number: 877-524-8416

International number: +1 412-902-1028

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Please call the conference telephone number 15 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at +1-201-493-6280 or media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call until May 26, 2025.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13753764

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real-World Assets (“RWAs”) as tokenized reinsurance securities and reinsurance business solutions to property and casualty insurers, through its wholly owned subsidiaries Oxbridge Reinsurance Limited, Oxbridge Re NS, and SurancePlus Inc.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Reinsurance Limited and Oxbridge Re NS.

Our new Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has developed the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly traded company. By digitizing interests in reinsurance contracts as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on 26th March 2025. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At March 31, 2025	At December 31, 2024

Assets
Equity securities, at fair value (cost: $1,532 and $1,532)	$116	113
Cash and cash equivalents	4,963	2,135
Restricted cash and cash equivalents	4,634	3,758
Premiums receivable	223	1,059
Other Investments	-	48
Deferred policy acquisition costs	44	109
Operating lease right-of-use assets	122	148
Prepayment and other assets	160	94
Property and equipment, net	1	1
Total assets	$10,263	7,465

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable to noteholders	118	118
Unearned Premium Reserve	397	991
Operating lease liabilities	122	148
Accounts payable and other liabilities	432	366
Total liabilities	1,069	1,623

Mezzanine Equity
Due to EpsilonCat Re / DeltaCat Re Tokenholders	1,979	1,732

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 7,442,922 and 6,379,002 shares issued and outstanding)	6	6
Additional paid-in capital	37,335	34,105
Accumulated Deficit	(30,302)	(30,163)
Total Oxbridge shareholders’ equity	7,039	3,948
Non-controlling interests	176	162
Total shareholders’ equity	7,215	4,110
Total liabilities and shareholders’ equity	$10,263	7,465

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended March 31,
	2025	2024

Revenue
Net premiums earned	595	549
Net investment and other income	79	63
Net realized investment gain	-	-
Interest and gain on redemption of loan receivable	-	41
Unrealized gain on other investments	(20)	(688)
Realized gain on other investments	35	-
Change in fair value of equity securities	3	(90)

Total revenue	692	(125)

Expenses
Policy acquisition costs and underwriting expenses	65	60
General and administrative expenses	505	488

Total expenses	570	548

Income (loss) before income attributable to tokenholders and non-controlling interests	122	(673)

Income attributable to tokenholders	(247)	(232)

Loss before income attributable to non-controlling interests	(125)	(905)

Income attributable to non-controlling interests	(14)	-
Net loss attributable to ordinary shareholders	(139)	(905)

Loss per share attributable to ordinary shareholders
Basic and Diluted	(0.02)	(0.15)

Weighted-average shares outstanding
Basic and Diluted	6,899,062	6,005,162

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%
Acquisition cost ratio	10.9%	10.9%
Expense ratio	95.8%	99.8%
Combined ratio	95.8%	99.8%

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